Exhibit 99.1

News Release

AECOM to acquire Earth Tech from Tyco

Strengthens AECOM in infrastructure and environmental markets, expands global footprint

LOS ANGELES (Feb. 12, 2008) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today that it has signed a definitive agreement to acquire Earth Tech, Inc., a business unit of Tyco International Ltd. (NYSE: TYC).

Earth Tech provides consulting; engineering; and design, build and operate (DBO) services to water/wastewater, environmental, transportation, and facilities clients globally.  Earth Tech had revenue of $1.3 billion in its fiscal year 2007 and employs 7,000 people around the world.

The all-cash $510-milllion transaction will combine two world-class professional technical services companies — significantly strengthening AECOM in its key end markets.  “We expect that this transaction will generate shareholder returns above our cost of capital,” said John M. Dionisio, AECOM president and chief executive officer.

After closing, AECOM plans to divest certain Earth Tech operations that are not in the consulting, engineering and DBO services areas, and do not otherwise align with AECOM’s core business and strategic objectives.  AECOM is in the process of finalizing the Earth Tech assets to divest.  AECOM preliminarily estimates that presently-contemplated divestitures could yield proceeds of $175 to $200 million.

Dionisio noted the strategic significance of this acquisition.  “By adding Earth Tech to AECOM, we immediately strengthen our position in our core water and wastewater markets.  We also bolster our environmental, facilities, and transportation businesses, while further expanding AECOM’s global footprint, particularly in the Americas, U.K./Europe, and Australia/Asia.

“For many years, we have partnered with Earth Tech on projects,” Dionisio said.  “We know each other very well, and we know the high quality of the work that our respective companies perform.  Based on this experience, our management teams have a strong mutual respect for each other — and we look forward to a smooth, seamless and successful transition.

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“Externally, this merger strengthens our ability to win mega infrastructure assignments, environmentally smart projects and outsourcing by federal agencies,” Dionisio added.  “Internally, Earth Tech’s addition to AECOM provides tremendous benefits to employees of both firms — opportunities for professional growth and development, and greater opportunities for people to work on important projects.”

Alan P. Krusi, Earth Tech president and chief executive officer, echoed Dionisio’s sentiment.  “This is an exciting time for Earth Tech, our employees and our clients.  We are combining two leading companies with outstanding reputations in the global infrastructure market.”

Michael S. Burke, AECOM executive vice president, chief corporate officer and chief financial officer, noted that this transaction advances AECOM’s strategy and is consistent with its business model of pursuing a healthy balance of organic and acquisitive growth.  “We have a proven track record of successfully integrating acquisitions, and we are confident that we can leverage our integration expertise to seamlessly combine Earth Tech’s operations with ours,” said Burke.

AECOM expects the transaction to be slightly accretive to cash earnings per share (EPS) in its fiscal year 2008.  On a GAAP basis, the transaction is expected to be slightly dilutive to EPS in fiscal year 2008 and accretive in fiscal year 2009.  This transaction is not included in AECOM’s revised fiscal year 2008 guidance announced earlier today.

The transaction, which is subject to customary closing conditions, regulatory approvals and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, is expected to close during the third fiscal quarter for AECOM.

AECOM will discuss this transaction and other company developments in its earnings conference call today.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With more than 33,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation and technical excellence in delivering solutions that enhance and sustain the world’s built, natural and social environments.  AECOM serves clients in more than 60 countries and had revenue of $4.2 billion during fiscal year 2007.  More information on AECOM and its services can be found at www.aecom.com.

About Earth Tech

Earth Tech Inc. is a global provider of a full suite of engineering, construction and operations services to the international water/wastewater, environmental, transportation, and facilities markets.  A business unit of Tyco International Ltd., Earth Tech employs some 7,000 talented people, delivering services to customers in 15 countries.  Founded in 1970, Earth Tech is headquartered in Long Beach, Calif.  More information on Earth Tech can be found at www.earthtech.com.

Forward-Looking Statements

Forward-Looking Statements:  All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations and any statements regarding future economic conditions or performance, statements relating to the timing of and satisfaction of conditions of the acquisition, whether any of the anticipated benefits of the acquisition will be realized, including future competitive positioning and business synergies, future expectations that the acquisition will be accretive to GAAP and cash earnings per share and expectations regarding integration of the acquired business and the amount, timing and terms of divestitures of acquired assets.  Actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in our annual report on Form 10-K for the fiscal year ended Sept. 30, 2007, and our other reports filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

CONTACT:	AECOM Technology Corporation
Paul Gennaro, 212-973-3167
SVP & Chief Communications Officer
paul.gennaro@aecom.com

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